Exhibit 99.1

Runcom Technologies Ltd. Invests in IXI Mobile, Inc.

RA’ANANA, Israel – January 9, 2009 – IXI Mobile, Inc. (Other OTC: IXMO.PK) today announced that it closed the transactions under the subscription agreement entered into on December 24, 2008, with Runcom Technologies Ltd., a leading provider of WiMAX solutions.  Pursuant to the subscription agreement, IXI issued to Runcom 8,695,652 shares of common stock at a price per share of $0.115, for total proceeds to IXI of $1.0 million.  Runcom was also issued warrants to purchase up to 115,942 shares of a newly created series of preferred stock at an exercise price of $34.50 per share for an aggregate amount of $4.0 million, exercisable at any time in the next twelve months.  The new series of preferred stock will carry 300 votes per share and will vote together with the common stock on all matters.

As previously announced, IXI also amended its outstanding loans with Southpoint Master Fund, LP and Gemini Israel III, LP (and three other funds affiliated with this shareholder), to allow each lender to convert their outstanding loans into shares of IXI’s preferred stock.  After amending the existing loans, both Southpoint and Gemini converted their existing loans in the amount of approximately $15.2 million into 441,618 shares or rights to shares of IXI’s preferred stock.  Separately, Runcom acquired all common and preferred shares owned by Southpoint and Gemini, including all shares acquired upon conversion of the loans described above.

After giving effect to the closings under the subscription agreement with IXI and the transactions with Southpoint and Gemini, Runcom owns shares holding approximately 90% of the voting power of the issued and outstanding capital stock of IXI.  If all warrants are exercised, Runcom will own approximately 93% of IXI’s voting power.

In connection with the closing, Messrs. Gideon Barak, Amit Haller, Shlomo Shalev, Yossi Sela, and Matt Hills resigned from the Board of Directors of the Corporation, and the Board of Directors elected as directors Dr. Zion Hadad, Brooria Hadad, Israel Koffman and Eyal Shani, each of whom was designated by Runcom.

IXI Mobile remains a public company after giving effect to the transactions and will continue its business of delivering end-to-end mobile data and voice solutions including premium data services like IM and E-Mail, low cost cellular data and voice devices, as well as comprehensive mobile and fixed data convergence solutions.  IXI remains committed to all of its obligations and liabilities to its customers and partners.

The parties believe that this partnership creates a synergy that is intended to enable them to combine IXI’s leading technology with Runcom’s WiMAX (4G) capabilities for mobile and fixed rich media solutions.  The parties intend to develop new services, devices and software clients in addition to large data convergence projects.  Furthermore, the parties believe that this transaction will enable them to leverage each others’ existing customer base, while expanding based on new offerings.

At the time it announced the signing of the Runcom agreement, IXI laid off 30 employees, and, as part of a reorganization in conjunction with the new partnership with Runcom, IXI will lay off approximately an additional 30 employees.  Moshe Levinson will act as interim acting Chief Executive Officer until a successor has been designated and during such interim period the Board of Directors of IXI shall nominate the new management.

About IXI Mobile

IXI Mobile, Inc. offers end to end solutions that bring innovative, data-centric mobile devices and services to the mass market.  IXI’s solutions are designed to improve the mobile user experience and increase mobile data usage.  The company provides a turn-key solution to mobile operators and service providers worldwide to launch and support Mobile IM and email services.

IXI’s solutions are available on the Ogo family of devices as well as on standard mobile platforms, delivering popular mobile applications, including instant messaging, push email, web browser, multimedia, news and more. IXI’s solutions are available from a variety of mobile operators and service providers worldwide.

About Runcom Technologies Ltd.

Runcom is a technology company pioneering OFDMA-based silicon user terminals and base stations that comply with the IEEE802.16e-2005 standard  for WiBro and Mobile WiMAX applications.

Runcom products and systems include PHY and MAC communications layers.  Runcom RNA200 ASIC was the first Mobile WiMAX compliant ASIC on the market.  For more information, visit Runcom on the Internet at http://www.runcom.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act, with respect to IXI’s future financial or business performance, strategies and expectations. Forward-looking statements are typically identified by words or phrases such as “trend,” “potential,” “opportunity,” “pipeline,” “believe,” “comfortable,” “expect,” “anticipate,” “current,” “intention,” “estimate,” “position,” “assume,” “outlook,” “continue,” “remain,” “maintain,” “sustain,” “ seek, “ “achieve,” and similar expressions, or future or conditional verbs such as “will,” “ would,” “should,” “could,” “may” and similar expressions. Any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements.  We have based these forward-looking statements on current expectations and beliefs about future events.  Actual results could differ materially from those discussed or projected in, or implied by, the forward-looking statements as a result of various risks and uncertainties, including without limitation:  whether the partnership with Runcom will result in increased revenues for the Company, whether the Company will be able to sufficiently reduce its operating costs and increase revenues to enable the Company to continue as a going concern, whether the Company will be able to continue to pay all its outstanding obligations to vendors and customers and whether the Company will be able to raise additional capital or financing if required.  This press release should be read in conjunction with the Company’s Annual Report on form 10-K for the year ended December 31, 2007, and its other reports on file with the U.S. Securities and Exchange Commission, which contain more detailed discussion of risks and uncertainties that may affect future results.  Except as required by law, the Company does not undertake to update any forward-looking statements.

Please direct inquiries to:

In US:	In Israel:

KCSA Strategic Communications	Kwan Communications
Marybeth Csaby/ Meghan Garrity	Zvi Rabin
+1-212-896-1236/ +1-212-896-1224	zvi@kwan.co.il
mcsaby@kcsa.com/ mgarrity@kcsa.com

In Israel:

Runcom Technologies Ltd.
Moshe Levinson
+972-3-9428880
Moshe.levinson@runcom.co.il